UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On June 6, 2014, Mr. Wise delivered the following letter to Forward's Board of Directors:

June 6, 2014

Mr. Frank LaGrange Johnson, Chairman
Members of the Board of Directors
Forward Industries, Inc.
477 Rosemary Ave., Suite 219
West Palm Beach, FL 33401

Dear Members of the Board:

I am writing to provide more information regarding my decision to nominate four highly-qualified candidates for election to the Board of Directors (the “Board”) of Forward Industries, Inc. (“Forward” or the “Company”) at its 2014 annual meeting of shareholders.

I am Forward’s largest shareholder, owning 19.6% of the Company’s common stock. I am also a member of Forward’s Board, and have over 30 years of experience in the furniture, plastics, luggage and accessories industries. My large investment in Forward reflects my belief that it is a company with great potential, with many talented long-term employees, an attractive core business and what I believe to be underappreciated intrinsic value.  Unfortunately, however, I have lost confidence in the ability of the current Board, under the leadership of Chairman Frank LaGrange Johnson, to effectively oversee the Company and reverse the ongoing destruction of shareholder value.

For over six months, I have expressed my significant disappointment with the Company’s chronic underperformance, poor corporate governance standards, including a number of questionable related-party transactions involving Mr. Johnson, and what I believe to be a lack of independence on the Board. I have attempted to communicate constructively with management and the Board in the hope that we could work collaboratively to implement proper corporate governance measures and address these troubling transactions. Unfortunately, Mr. Johnson and his supporters on the Board have shown no interest in handling or even engaging in a productive dialogue regarding these problems. Accordingly, I am compelled to bring my concerns directly to Forward’s shareholders and nominate a new slate of director nominees for election.

To be clear, my goal is not to control the Board or to take the Company private. Rather, I am engaging in this election contest only as a last resort in order to introduce two new, truly independent and qualified members to the Board, along with myself and independent incumbent director Howard Morgan. In doing so, my aim is to establish an independent and balanced board that will represent the best interests of all shareholders.

Mr. Johnson and His Management Team Have

 Presided Over a 61.98% DECLINE in Value for Shareholders

Forward's stock is worth 31.72% less than it was one year ago and 61.98% less than it was on August 9, 20101, the day prior to the Company's public announcement that it had appointed Frank LaGrange Johnson as director and Chairman, along with the appointment of two additional individuals selected by Mr. Johnson as directors and the replacement of Forward's CEO with his chosen candidate.2

During this time, the Company's balance sheet value (i.e., total assets less total liabilities) has fallen significantly—dropping from $22,473,167 as at June 30, 2010 (the last reporting date prior to Grange's appointment as Chairman) to $10,076,759 as at March 31, 20143  (a nearly 55.2% decline in less than four years). Over the same period, we have also witnessed a significant decline in cash reserves. Forward's reported cash and cash equivalents (including marketable securities) have dropped from $19,877,077 as at June 30, 2010 to $7,351,549 as at March 31, 2014. This represents a reduction in cash and cash equivalents (including marketable securities) of $12,525,528, or a 63.0% decline.

It is abundantly clear in my view that present leadership at Forward lacks the necessary business acumen to implement a directional strategy that successfully manages current assets in order to create sales growth with sustained profitability. I believe the above statistics, among many others, demonstrate the clear and compelling need for change at Forward.

I am Proposing Board Candidates That Are Well Qualified to

Oversee the Restoration of Value and Sound Governance at Forward

Forward requires a fresh perspective, independent thinking and analytical rigor—traits that I believe the Board as currently composed and under Mr. Johnson’s leadership lacks.  I have nominated four highly qualified candidates, including myself, whose experience should add immediate value to a Board that is entrenched and should be held accountable. My nominees are:

Michael Luetkemeyer. Mr. Luetkemeyer, has extensive executive experience in the medical device industry, Forward's largest market, having served as the Chief Financial Officer of TranS1, Inc., a NASDAQ-listed medical device company from April 2007 through March 2010. He currently works as an independent consultant in the areas of strategic planning, financial management and infrastructure development. Prior to serving as CFO of TranS1, Mr. Luetkemeyer served as Senior Vice President and Chief Financial Officer of Micromuse, Inc., a NASDAQ-listed provider of network management software, from October 2001 to May 2006. He also served as a member of Micromuse's board of directors from January 2003 through February 2005, and as its interim CEO during 2003.  Prior to Micromuse, Mr. Luetkemeyer also served as Chief Financial Officer at NASDAQ-listed companies Rawlings Sporting Goods and Electronic Retailing Systems. Mr. Luetkemeyer has held a variety of senior finance positions throughout his career, including more than 10 years with General Electric, where he served with GE

1 Based on the closing price of Forward's common stock on June 5, 2014.

2 On August 10, 2010, Forward entered into a Settlement Agreement with Mr. Frank LaGrange Johnson, LaGrange Capital and certain other entities related to Mr. Johnson (collectively, the "LaGrange Group"), in order to avoid the expense and disruption of a contested election of directors.  Pursuant to the agreement, the LaGrange Group abandoned its efforts to call a special meeting of the Company’s shareholders for such purpose and the Company agreed to certain changes to the composition of the Company's Board and management team.

3 Total shareholders' equity as reported in the Company's Form 10-Q for the periods ended June 30, 2010 and March 31, 2014, respectively.

Aerospace, GE Semiconductor, and GE Plastics. Mr. Luetkemeyer will bring extensive financial and accounting experience to the Board.

Eric Freitag. Mr. Freitag currently acts as the Group Director of Product Innovation for R/GA, an international digital advertising agency, focusing on brand development and technology. Mr. Freitag specializes in the healthcare sector with extensive experience working with pharmaceutical, medical device and healthcare provider clients. Mr. Freitag has previously held leadership management positions at Smart Design, an innovation consulting firm, subsequent to a career in product development, having served as Global Director of its Healthcare Practice and Director of Engineering Services for nearly a decade.   Mr. Freitag will bring crucially needed experience in product design and strategic innovation to the Board.

Howard Morgan. Mr. Morgan has served as an independent director of Forward since February 2012.  Mr. Morgan has been the Managing Director of The Justwise Group Limited, a consumer durable products company, since 1997, having previously been employed by Justwise in various senior executive roles since 1989.  Mr. Morgan has also served as a Director of Eurofresh, a wholesale distribution company of fresh produce, since March 2013. Mr. Morgan brings significant business management and operational skills and experience to the Board.

Terence Bernard Wise. Mr. Wise has served as a director of Forward since February 2012 and has over 30 years of experience in the furniture, plastics, luggage and accessories industries.  Mr. Wise serves as principal and Chairman of The Justwise Group Limited, which he founded in 1977, a company that specializes in the procurement of consumer durable products from Asia and is an established supplier to a list of major UK multi-channel retailers. Mr. Wise also serves as a principal of Forward Industries Asia-Pacific Corporation (f/k/a Seaton Global Corporation). In addition to his business management skills, Mr. Wise brings extensive experience in Asian markets to the Board.

I believe that Forward and its shareholders deserve a Chairman, Board and management focused solely on what is best for the Company.  I have lost faith that our current leadership fits this bill. Forward’s continued discouraging operating and share performance and poor governance practices all further solidify my view that material change in Board composition, executive leadership, and corporate strategy is immediately required. Accordingly, I will be filing proxy materials over the coming weeks, and I will seek support from shareholders to replace certain members of the current Board with highly qualified director nominees. Following the filing of proxy materials, I will be sharing more information on my plans for the Company and my strategy to unlock substantial value for the benefit of all shareholders. As the largest shareholder of Forward, my interests are directly aligned with those of Forward's other shareholders and my incentive for value creation incontrovertibly exceeds that of the rest of the collective Board.

I remain open to, and am hopeful for, a meaningful dialogue with you regarding these issues and how to maximize value for Forward’s shareholders.

Kind Regards,

/s/Terence Bernard Wise

Terence Bernard Wise

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer and Eric Freitag (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.